Exhibit 12

CrowdCheck Law, LLP

700 12th Street, Suite 700

Washington DC 20005

February 10, 2023

Nixplay Inc.

12301 Whitewater Dr., Suite 115

Minnetonka, MN 55343-3932

To the Board of Directors:

We are acting as counsel to Nixplay, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated issuance of up to 2,707,183 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), comprised of up to 2,461,075 shares for purchase by investors and up to 246,108 shares to be issued a “Bonus Shares” as defined in the Company’s offering statement.

In connection with the opinion contained herein, we have examined the offering statement, the certificate of incorporation of the Company and the amendment and restatement thereto approved by the Board of Directors and the Company’s stockholders, the bylaws, the minutes of meetings of the Company’s Board of Directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Common Stock being sold pursuant to the offering statement will be duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP